September 2, 2003



Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madame:

We have read Item 4 of DonnKenny, Inc.'s Form 8-K dated August 26, 2003(the "Form 8-K"), and have the following comments:

1. We agree with the statements made under the caption Previous independent accountant in Item 4(a.) of the Form 8-K.

2. We have no basis on which to agree or disagree with the statements made under the caption New independent accountants in Item 4.(b.) of the Form 8-K.

Yours truly,


/s/ Deloitte & Touche LLP